UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2010

HIGHER ONE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34779	26-3025501
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

25 Science Park

New Haven, CT 06511

(Address of principal executive offices and zip code)

(203) 776-7776

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 31, 2010, Higher One, Inc. (“Higher One”), a wholly-owned subsidiary of Higher One Holdings, Inc. (the “Company”) entered into a definitive credit agreement for a new three-year senior secured revolving credit facility in an amount of $50 million (the “Credit Facility”) with Bank of America, N.A., as administrative agent, and other lenders party thereto. Upon meeting certain conditions, Higher One has the ability to increase the amount available in the Credit Facility to $100 million. Each of the Company, Higher One Machines, Inc., Higher One Payments, Inc., Higher One Real Estate, Inc. and Higher One Real Estate SP, LLC (collectively, together with Higher One, the “Loan Obligors”) is a guarantor of Higher One’s obligations under the Credit Facility.

The Credit Facility is secured by a perfected first priority security interest in all of the capital stock of Higher One and its subsidiaries, and substantially all of each Loan Obligor’s tangible and intangible assets, other than intellectual property. Each of the Loan Obligors has also granted to the administrative agent under the Credit Facility a negative pledge of the intellectual property of Higher One and its subsidiaries including patents and trademarks that are pending and acquired in the future.

Borrowings by Higher One under the Credit Facility may be used for general corporate purposes. The Credit Facility also permits the issuance of letters of credit of up to $3 million. The loans drawn under the Credit Facility are payable in a single maturity on December 31, 2013. As of January 4, 2011, Higher One has no amount outstanding under the Credit Facility.

Amounts outstanding under the Credit Facility accrue interest at a rate equal to either (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”) plus a margin of between 2.0% and 3.25% per annum (depending on Higher One’s funded debt to EBITDA ratio) or (ii) a fluctuating base rate tied to the federal funds rate, the administrative agent’s prime rate and BBA LIBOR, adjusted by a margin of between (1.25%) and 0%, subject to a minimum of 2% (depending on Higher One’s funded debt to EBITDA ratio). Interest is payable on the last day of each interest period selected by Higher One under the Credit Facility and, in any event, at least quarterly.

Higher One pays a commitment fee ranging from 0.25% and 0.375% on the daily average undrawn portion of revolving commitments under the Credit Facility, which accrues and is payable quarterly in arrears. Higher One must also pay certain agent fees.

The Credit Facility contains certain affirmative covenants including covenants to furnish the lenders with financial statements and other financial information and to provide the lenders notice of material events and information regarding collateral. The Credit Facility also contains certain negative covenants that, among other things, restrict Higher One’s ability, subject to certain exceptions, to incur additional indebtedness, grant liens on its assets, undergo fundamental changes, make investments, sell assets, make restricted payments, change the nature of its business and engage in transactions with its affiliates. In addition, the Credit Facility contains certain financial covenants that require Higher One to maintain EBITDA on a consolidated basis for the prior four fiscal quarters of at least $50 million, a funded debt to EBITDA ratio not to exceed 2.00 to 1.00, and a fixed charge coverage ratio of at least 1.25 to 1.00.

A copy of the Credit Facility is attached hereto as Exhibit 10.1 and incorporated herein by reference. The foregoing description is qualified in its entirety by reference to the full text of the Credit Facility.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 8.01	Other Events.

On January 5, 2011, the Company issued a press release. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference into this Item 8.01.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibits	Description

10.1	Credit Agreement, dated as of December 31, 2010, by and among Higher One, Inc., and Bank of America, N.A.

99.1	Press Release of Higher One Holdings, Inc., dated January 5, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 5, 2011

HIGHER ONE HOLDINGS, INC.

By:	/S/ MARK VOLCHEK
Name:	Mark Volchek
Title:	Chief Financial Officer